Exhibit 10.37

REVOCATION OF SEVERANCE BENEFITS AGREEMENT

THIS AGREEMENT is made and entered into this first day of February, 2017 between Joe Doody (hereinafter referred to as "you"), and Staples, Inc. (“Staples”).

IN CONSIDERATION of the mutual promises set forth below, you and Staples hereby agree as follows:

1.
Effective February 1, 2017, you hereby agree to reduce your work schedule to twelve (12) hours per week. Your reduced role will require you to focus solely on (1) Supply Chain transformation; (2) strategic alternatives for Australia and New Zealand; and (3) transitioning your current job duties to the appropriate members of the Staples Leadership Team. Commensurate with your reduced work schedule, you will be paid at a rate of 30% of your current salary as set forth in your Offer Letter.

2.
You understand that in accordance with the Severance Benefits Agreement that was executed on December 21, 2008, that in the event of a Qualified Termination from Staples (as such term is defined in the Agreement), you may have been entitled to receive certain severance benefits.

3.	However, expressly because you have accepted your reduced schedule, responsibilities and compensation, and have not terminated your employment with Staples, you understand and acknowledge that:

(i) you will not incur a Qualified Termination under the Severance    Benefits Agreement,

(ii) by accepting this position, you shall forever forfeit your right to any and all benefits described in the Severance Benefits Agreement, however, you will be eligible for Severance Pay as set forth in the Staples Severance Policy, and

(iii) there shall be no obligation on the part of Staples to provide you with any benefits in the future which are similar to the benefitsdescribed in the Severance Benefits Agreement upon any future termination from Staples employment irrespective of whether such termination would have qualified as a Qualified Termination under the Severance Benefits Agreement.

4.
The parties agree that any legal disputes (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) that may occur between you and Staples, and that arise out of, or are related in any way to, your employment with Staples or termination of your employment from Staples, the enforceability of this Agreement, and which disputes cannot be resolved informally, will be resolved exclusively though final and binding arbitration. The parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim which could be raised in arbitration; provided, however that nothing in this Agreement precludes you from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or Staples from initiating an arbitration over a matter covered by this Agreement.

Each party may demand arbitration, no later than three hundred (300) days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within twenty (20) days after receiving the demand, and will specifically admit or deny each factual allegation.

The arbitration will be conducted in accordance with the Rules for Employment Arbitration of the American Arbitration Association (AAA) and any arbitration will take place in Framingham, Massachusetts. Each party will bear its own costs and attorney's fees. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration, attorney's fees, emotional distress damages, and punitive damages for causes of action when such damages are available under law. Any relief or recovery to which you are entitled from any claims arising out of your employment, termination, or any claim of unlawful discrimination will be limited to that awarded by the arbitrator.

5.
If any claim arising out of your employment or termination is found not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is filed in court.

6.
The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

7.	The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

8.
No waiver by you or Staples at any time of any breach of, or compliance with, any provision of this Agreement to be performed by Staples or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

Date:         1/23/17                    /s/ Joseph G. Doody
Joe Doody

STAPLES, INC.

Date:        1/23/17                By:    /s/ Regis Mulot
Its:    EVP HR Staples